Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SemiLEDs Corporation:

We consent to the incorporation by reference in the registration statements (Nos. 333-171107 and 333-197417) on Form S-8 of SemiLEDs Corporation of our report dated December 12, 2014 with respect to the consolidated balance sheets of SemiLEDs Corporation and subsidiaries as of August 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for each of the years in the two-year period ended August 31, 2014, and the related consolidated financial statement schedules for the years ended August 31, 2014 and 2013, which report appears in the August 31, 2014 annual report on Form 10-K of SemiLEDs Corporation.

/s/ KPMG

Taipei, Taiwan (the Republic of China)

December 12, 2014